Exhibit 4.1
Execution Version
WESTWOOD ONE, INC.
THIRD AMENDMENT TO SECURITIES PURCHASE AGREEMENT AND FIRST AMENDMENT TO INVESTOR RIGHTS AGREEMENT
THIS THIRD AMENDMENT TO SECURITIES PURCHASE AGREEMENT AND FIRST AMENDMENT TO INVESTOR RIGHTS AGREEMENT (this “Amendment”), is made and entered into as of August 17, 2010, by and among Westwood One, Inc., a Delaware corporation (the “Company”), and the financial institutions that hold the Notes (collectively, the “Noteholders”). Capitalized terms used and not defined herein have the respective meanings ascribed thereto in the Securities Purchase Agreement (defined below).
WITNESSETH:
WHEREAS, the Company and the Noteholders are parties to that certain Securities Purchase Agreement, dated as of April 23, 2009, as amended by that certain Waiver and First Amendment to Securities Purchase Agreement dated as of October 14, 2009 and that certain Second Amendment to Securities Purchase Agreement dated as of March 30, 2010 (as so amended and in effect on the date hereof, the “Existing Securities Purchase Agreement” and as in effect after giving effect to this Amendment, the “Securities Purchase Agreement”), pursuant to which the Company issued $117,500,000 of its 15% Senior Secured Notes due July 15, 2012 (the “Notes”);
WHEREAS, the Company is also party to a certain Credit Agreement, dated as of April 23, 2009 (as amended from time to time, the “Credit Agreement”) with Wells Fargo Capital Finance, LLC (formerly known as Wells Fargo Foothill, LLC), as the Arranger and Administrative Agent, and the other financial institutions or entities from time to time parties thereto (the “Banks”);
WHEREAS, the Company has requested that the Banks amend certain provisions of the Credit Agreement as more particularly provided in that certain Third Amendment to Credit Agreement (the “Third Bank Amendment”), dated as of August 17, 2010, by and between the Company and the Banks;
WHEREAS, the Company is also party to a certain Investor Rights Agreement, dated as of April 23, 2009, by and among the Company, Gores Radio, the Noteholders and each of the other investors from time to time party thereto (as in effect on the date hereof, the “Existing Investor Rights Agreement” and as in effect after giving effect to this Amendment, the “Investor Rights Agreement”);
WHEREAS, the Company has requested that the Noteholders, in their capacity as holders of the Notes and in their capacity as holders of Equity Interests of the Company, amend certain terms and provisions of the Existing Securities Purchase Agreement and the Existing Investor Rights Agreement as more particularly provided herein; and

WHEREAS, subject to the satisfaction of the conditions set forth in Section 3 hereof, the Noteholders are willing to agree to amend such provisions of the Existing Securities Purchase Agreement and the Existing Investor Rights Agreement on the terms set forth herein;
NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are hereby acknowledged, the Company and the Noteholders agree as follows:
1. Amendments to Securities Purchase Agreement. The Existing Securities Purchase Agreement is hereby amended as follows (the “Securities Purchase Agreement Amendments”):
(a) Section 8 of the Existing Securities Purchase Agreement is hereby amended by inserting a new Section 8.9 at the end thereof to read as follows:
“Section 8.9. Sale of DG FastChannel Stock. The Company will use commercially reasonable efforts to sell, in one or more transactions and at prices and terms deemed advisable by the Company, all of the shares of capital stock of DG FastChannel, Inc. held by it as promptly as practicable after the Third Amendment Effective Date and, in any event, not later than November 30, 2010, subject to the terms of Section 9.9(f) hereof.”
(b) Section 9.1 of the Existing Securities Purchase Agreement is hereby amended by inserting the word “and” at the end of clause (vii) thereof and inserting a new clause (viii) to read as follows:
“(viii) the issuance and sale by the Company to Gores Radio of up to an aggregate of $15,000,000 of common stock of the Company in accordance with the terms and provisions of the 2010 Purchase Agreement.”
(c) Section 9.3 of the Existing Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“Section 9.3. Maintenance of Senior Debt Leverage Ratio. The Company will not permit the Senior Debt Leverage Ratio as of any date specified below to be greater than the ratio set forth opposite such date:

Date	Ratio
March 31, 2010	8.00 to 1.0
June 30, 2010	7.50 to 1.0
September 30, 2010	11.25 to 1.0
December 31, 2010	11.25 to 1.0
March 31, 2011	11.25 to 1.0
June 30, 2011	11.00 to 1.0
September 30, 2011	10.00 to 1.0
December 31, 2011	9.00 to 1.0
March 31, 2012	8.00 to 1.0
June 30, 2012	7.50 to 1.0”

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(d) Section 9.6 of the Existing Securities Purchase Agreement is hereby amended by deleting the word “and” immediately following clause (e) thereof, by deleting the period at the end of clause (f) thereof and inserting “; and” in lieu thereof and inserting a new clause (g) to read as follows:
“(g) any acquisition of assets of, or Equity Interests in, any Person (other than an Affiliate of the Company or Gores) during the period from August 17, 2010 through and including July 15, 2012 solely in exchange for the issuance of Qualified Equity Interests of the Company, so long as the fair market value of all such acquired assets and Equity Interests (determined as of the date of the acquisition thereof) does not, in the aggregate, exceed (i) $20,000,000 during the period commencing on August 17, 2010 through and including August 16, 2011, and (y) $20,000,000 during the period commencing on August 17, 2011 through and including July 15, 2012.”
(e) Section 9.9 of the Existing Securities Purchase Agreement is hereby amended by deleting the word “and” immediately following clause (d) thereof, by deleting the period at the end of clause (e) thereof and inserting “; and” in lieu thereof and inserting a new clause (f) to read as follows:
“(f) the sale of the shares of capital stock of DG FastChannel, Inc. held by the Company in accordance with Section 8.9 hereof; provided that upon the sale of such shares of capital stock the Company shall exercise its option under Section 7.3 of the Securities Purchase Agreement to prepay the Notes in an aggregate principal amount equal to the Net Cash Proceeds from the sale of such shares.”
(f) Section 9 of the Existing Securities Purchase Agreement is hereby amended by inserting a new Section 9.14 at the end thereof to read as follows:
“Section 9.14. Amendment of 2010 Purchase Agreement. The Company will not, without the consent of the Required Holders, amend, modify, change or waive, or consent or agree to any amendment, modification, change or waiver to, the dates by which the purchase and sale of the shares under the 2010 Purchase Agreement must be made, the price per share of such shares, the aggregate purchase price for such shares or any other terms of the 2010 Purchase Agreement in a manner that is adverse to any holder of a Note (in its capacity as a holder of a Note).”

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(g) Section 10 of the Existing Securities Purchase Agreement is hereby amended by deleting the period at the end of clause (l) thereof and inserting “; or” in lieu thereof and inserting a new clause (m) to read as follows:
“(m) the 2010 Stock Purchase (as defined in the Third Amendment) is not consummated on or prior to September 7, 2010 or the 2011 Stock Purchase (as defined in the Third Amendment) is not consummated on or prior to February 28, 2011, in each case, in accordance with the terms and provisions of the 2010 Purchase Agreement; provided that the Company and Gores Radio shall have no obligation to consummate the 2011 Stock Purchase in the event that on or prior to February 28, 2011 the Company and its Subsidiaries shall have received Net Cash Proceeds of at least $10,000,000 from the issuance and sale of Qualified Equity Interests of the Company to any Person (other than any Subsidiary), other than in connection with (i) the 2010 Stock Purchase, and (ii) any stock or option grant to an employee of the Company or any Subsidiary under a stock option plan or other similar incentive or compensation plan of the Company or its Subsidiaries or upon the exercise thereof.”
(h) The following definitions set forth in Schedule B (“Defined Terms”) to the Existing Securities Purchase Agreement are hereby amended and restated in their entirety to read as follows:
“Permitted Amounts” means (i) an aggregate of $20,000,000 with respect to all Debt under revolving credit commitments incurred under the New Loan Agreement Documents (and any amendments, refinancings, refundings, renewals or extensions thereof) and (ii) an aggregate of $23,500,000 (plus the amount of any interest capitalized and added to interest in accordance with the Subordination Agreements) with respect to all other Debt incurred under the New Loan Agreement Documents (and any amendments, refinancings, refundings, renewals or extensions thereof).
“Financing Documents” means this Agreement, the Notes, the Amended and Restated Guarantee, the Gores Limited Guaranty, the Security Documents, the New Term Loan Subordination Agreement, the Gores Subordination Agreement, the Master Mutual Release Agreement and the 2010 Purchase Agreement, as each may be amended, restated or otherwise modified from time to time, and all other documents to be executed and/or delivered in favor of any holder of Notes, or all of them, by the Company, any of its Subsidiaries, or any other Person in connection with this Agreement.

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(i) Schedule B (“Defined Terms”) to the Existing Securities Purchase Agreement is hereby amended by adding the following new definitions in their appropriate alphabetical order:
“Disqualified Equity Interests” means any Equity Interests of the Company that (a) require the payment of any dividends, (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards) in each case, prior to the one year anniversary of the maturity date of the Notes, or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Debt, Equity Interests or other assets other than Qualified Equity Interests.
“Net Cash Proceeds” means (a) with respect to any issuance and sale of Equity Interests by the Company or its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such equity issuance, less (ii) the underwriting discounts and commissions, and other reasonable out-of-pocket expenses (including, without limitation, reasonable legal and accounting expenses), incurred by the Company and its Subsidiaries in connection with such equity issuance; and (b) with respect to any asset disposition, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such disposition, less (ii) the sum of (A) the outstanding principal amount of, premium or penalty, if any, and accrued interest on any Debt (other than Debt under this Agreement and the other Financing Documents) that is secured by a Lien on such asset permitted by this Agreement and that is required to be repaid in connection with the sale thereof, (B) the reasonable out-of-pocket expenses incurred by the Company or any Subsidiary in connection with such disposition (including, without limitation, reasonable fees, commissions and legal expenses), and (C) taxes reasonably estimated to be actually payable within two years of the date of such disposition as a result of any gain recognized in connection therewith.
“Qualified Equity Interests” means any Equity Interests of the Company that do not constitute Disqualified Equity Interests.
“Third Amendment” means that certain Third Amendment to Securities Purchase Agreement, dated as of August 17, 2010, by and among the Company and the New Noteholders parties thereto.
“Third Amendment Effective Date” means the “Effective Date” as defined in the Third Amendment.
“2010 Purchase Agreement” means that certain Purchase Agreement, dated as of August 17, 2010, by and between Gores Radio and the Company.

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2. Amendment to Investor Rights Agreement. Clause (vi) of the definition of “Eligible Offering” in Section 1.01 of the Existing Investor Rights Agreement is hereby amended and restated in its entirety to read as follows (the “Investor Rights Agreement Amendment”):
“(vi) pursuant to the transactions contemplated by (x) the Securities Purchase Agreement (as amended through the Third Amendment), including, without limitation, the 2010 Stock Purchase (as defined in the Third Amendment) and the 2011 Stock Purchase (as defined in the Third Amendment), (y) the Purchase Agreement and (z) the 2010 Purchase Agreement (as defined in the Third Amendment).”
3. Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Noteholders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Company shall have no rights hereunder, until satisfaction of the condition set forth in the first sentence following clause (e) of this Section 3 and until each Noteholder shall have received:
(a) a copy of this Amendment executed by the Company, the Subsidiary Guarantors and the Required Holders;
(b) a copy of the fully executed Third Bank Amendment in form and substance reasonably satisfactory to the Required Holders (a true, correct and complete copy of which is attached hereto as Annex 1), which, among other things, provides for an increase in the aggregate Revolver Commitments (as defined in the New Loan Agreement) thereunder from $15,000,000 to $20,000,000;
(c) a fully executed copy of that certain Purchase Agreement, dated as of the date hereof (the “2010 Purchase Agreement”), by and between Gores Radio and the Company in form and substance satisfactory to the Required Holders (a true, correct and complete copy of which is attached hereto as Annex 2), which provides, among other things for (i) the purchase by Gores Radio, in cash, of not less than $5,000,000 of new shares of common stock of the Company on or prior to September 7, 2010 at a purchase price equal to $6.50 per share and otherwise on terms and conditions reasonably satisfactory to the Required Holders (the “2010 Stock Purchase”); and (ii) subject to the terms of Section 2.1(b) of the 2010 Purchase Agreement (as in effect on the date hereof), the purchase by Gores Radio, in cash, of not less than $10,000,000 of new shares of common stock of the Company on or prior to February 28, 2011 (or such earlier date as may be necessary to remedy any liquidity shortfall of the Company on the terms and conditions set forth in the 2010 Purchase Agreement) at a purchase price per share equal to the Fair Market Value (as defined below) thereof and otherwise on terms and conditions reasonably satisfactory to the Required Holders (the “2011 Stock Purchase”);
(d) the representations and warranties set forth in Section 4 of this Amendment shall be true and correct as of the date hereof; and
(e) payment of the reasonable fees, charges and disbursements of counsel to, and the financial advisor for, the Noteholders and incurred in connection with this Amendment (as set forth in invoices provided by Bingham McCutchen LLP and Conway, Del Genio, Gries & Co., LLC, respectively, to the Company on or prior to the date hereof).

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In addition, all corporate and other proceedings in connection with the transactions contemplated by this Amendment and all documents and instruments incident to such transactions shall be reasonably satisfactory to the Required Holders and their special counsel (such satisfaction to be established by the execution and delivery of this Amendment by the Required Holders). The date on which all such conditions to the effectiveness of this Amendment have been met is referred to herein as the “Effective Date”.
For purposes of clause (c) above, the “Fair Market Value” per share of common stock of the Company on a given date shall mean (x) if the shares of common stock of the Company are publicly traded in the over-the-counter market, then the average of the per share volume-weighted average price for the Company’s Primary Exchange as displayed under the heading “VWAP” on the Bloomberg Financial Markets Information Service (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page “WWON<Equity> VWAP” (or the equivalent successor if such page is not available), in respect of the period from the open of trading on the relevant trading day until the close of trading on such trading day, for the thirty (30) consecutive trading days ended on the trading day immediately preceding such date, or (y) if no such quotations are available, the fair value of such shares as of such date as determined by mutual agreement of the Board of Directors of the Company and the Required Holders, or, if they shall fail to agree within 10 Business Days (or a further period on written agreement of all such parties), by an independent internationally-recognized investment banking firm selected by the Board of Directors with the consent of the Required Holders (the fees and expenses of which shall be paid by the Company). Notwithstanding the foregoing, if the Fair Market Value of the shares of common stock of the Company determined in accordance with clause (x) or (y) of the preceding sentence, as applicable, is less than $4.00 per share, the Fair Market Value of each share of Common Stock shall be deemed to be $4.00 per share for purposes of the 2011 Stock Purchase, and if the Fair Market Value of the shares of common stock of the Company determined in accordance with clause (x) or (y) of the preceding sentence, as applicable, is greater than $9.00 per share, the Fair Market Value of each share of Common Stock shall be deemed to be $9.00 per share for purposes of the 2011 Stock Purchase. For purposes hereof, the “Primary Exchange” means the “Primary Exchange” identified on page 2 on the Bloomberg Financial Markets Information Service (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page “WWON<Equity> DES” (or the equivalent successor if such page is not available).

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4. Representations and Warranties. To induce the Noteholders to enter into this Amendment, the Company hereby represents and warrants to the Noteholders that:
(a) The execution and delivery by the Company of this Amendment, and the performance by the Company of this Amendment, the Third Bank Amendment and the Securities Purchase Agreement (i) are within the Company’s power and authority; (ii) have been duly authorized by all necessary corporate action; (iii) are not in contravention of any provision of the Company’s certificate of incorporation or bylaws or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any Governmental Authority applicable to the Company or any Subsidiary; (v) except as set forth on Schedule 3(e) hereto, do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary or any of their respective property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of the Company or any of its Subsidiaries (except pursuant to the Security Documents); and (vii) except as set forth on Schedule 3(e) hereto and except for such consents or approvals as have already been obtained, do not require the consent or approval of any Governmental Authority or any other Person.
(b) This Amendment has been duly executed and delivered by the Company and this Amendment constitutes, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general or by general principles of equity.
(c) Except to the extent resulting from the failure, if any, of the Company to comply with the 5% Minimum Requirement (as defined below) in connection with (A) the prepayment of the Notes required by Section 5(b) of the First Amendment, and (B) the prepayment of the Notes required by Section 4 of the Second Amendment, no Default or Event of Default has occurred and is continuing as of the date hereof and as of the Effective Date.
(d) Other than (i) payment of the reasonable fees, charges and disbursements of counsel to the Banks incurred in connection with the Third Bank Amendment, and (ii) payment of an amendment fee in the amount of $75,000 to the Banks pursuant to the terms of the Third Bank Amendment, no consideration has been paid or is payable by the Company to any other Person, in its capacity as lender and/or guarantor, as an inducement to the Company’s or such Person’s execution and delivery of the Third Bank Amendment.
(e) Except as set forth on Schedule 3(e) hereto, the representations and warranties of the Company and each other Obligor contained in the Securities Purchase Agreement and each of the other Financing Documents are true and correct as of the date hereof as if made on the date hereof (other than those which, by their terms, specifically are made as of certain dates prior to the date hereof, which are true and correct as of such dates).

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5. Waiver. In connection with any optional prepayment of the Notes to be made by the Company pursuant to Section 9.9(f) of the Securities Purchase Agreement that results in a prepayment of less than 5% of the aggregate principal amount of the Notes then outstanding, the Company shall request that each of the Noteholders waive the requirement under Section 7.3 of the Securities Purchase Agreement that any partial prepayment of the Notes be not less than 5% of the aggregate principal amount of the Notes then outstanding (the “5% Minimum Requirement”) solely with respect to any such prepayment. In the event that the Company is unable to obtain such waiver from the Noteholders prior to the date any such partial prepayment is required, each of the undersigned Noteholders hereby waives any right it may have to take action under Section 11.1(b) or Section 11.2 with respect to any Default or Event of Default arising solely as a result of the failure of the Company to comply with the 5% Minimum Requirement in connection with such optional prepayment, so long as, if the Credit Agreement includes a cross default to the Securities Purchase Agreement, at the time such prepayment is made, the Banks shall have similarly agreed not to take action with respect to any such cross default that exists under the Credit Agreement as a result of such prepayment. The waiver set forth in the preceding sentence is a limited waiver and shall not be deemed to constitute a waiver of any other Default or Event of Default or, except as specifically set forth in the preceding sentence, any future breach or violation of the Securities Purchase Agreement, any of the other Financing Documents or any document entered into in connection therewith. Except as expressly provided herein, the foregoing waiver shall not constitute (a) a modification or alteration of the terms, conditions or covenants of the Securities Purchase Agreement, any of the other Financing Documents or any document entered into in connection therewith, or (b) a waiver, release or limitation upon the exercise by the Noteholders of any of their rights, legal or equitable, hereunder or under the Securities Purchase Agreement, any Financing Document or any document entered into in connection therewith. Except as set forth above, each of the undersigned Noteholders reserves any and all rights and remedies which it has had, has or may have under the Securities Purchase Agreement, each Financing Document and any document entered into in connection therewith. Each of the undersigned Noteholders stipulates that the remedies at law of the Company in the event of any default or threatened default by such undersigned Noteholders in the performance of or compliance with the terms of this Section 5 solely with respect to its waiver of any right it may have to take action under Section 11.1(b) or Section 11.2 with respect to any Default or Event of Default arising solely as a result of the failure of the Company to comply with the 5% Minimum Requirement as provided above are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise. The foregoing notwithstanding, the Company does not concede that any payment made in connection with any optional prepayment of the Notes to be made by the Company pursuant to Section 9.9(f) of the Securities Purchase Agreement that results in a prepayment of less than 5% of the aggregate principal amount of the Notes then outstanding would constitute a breach of the 5% Minimum Requirement or otherwise entitle any Noteholders to assert the same. For the avoidance of doubt, the Company will make the prepayments required by Section 9.9(f) of the Securities Purchase Agreement regardless of whether the waiver referred to in this Section 5 is obtained.

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6. Effect of Amendment. Except as set forth expressly herein, all terms of the Existing Securities Purchase Agreement, as amended hereby, the Existing Investor Rights Agreement, as amended hereby, each other Financing Document and any document entered into in connection therewith, shall be and remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Noteholders under the Existing Securities Purchase Agreement, the Existing Investor Rights Agreement, any other Financing Document or any other documents entered into in connection therewith, nor constitute a waiver of any provision of the Existing Securities Purchase Agreement, the Existing Investor Rights Agreement, any other Financing Document or any other documents entered into in connection therewith. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Existing Securities Purchase Agreement and/or the Existing Investor Rights Agreement without making specific reference to this Amendment, but nevertheless all such references shall include this Amendment unless the context otherwise requires.
7. Confirmation of Amended and Restated Guarantee. By executing this Amendment each of the Subsidiary Guarantors acknowledges and confirms that (a) the Amended and Restated Guarantee continues in full force and effect notwithstanding the Securities Purchase Agreement Amendments and (b) the indebtedness, liabilities and obligations of the Company under the Securities Purchase Agreement, each other Financing Document and this Amendment constitute indebtedness, liabilities and obligations guaranteed under the Amended and Restated Guarantee. Nothing in this Amendment extinguishes, novates or releases any right, claim, or entitlement of any of the Noteholders created by or contained in the Securities Purchase Agreement, the Notes or the Amended and Restated Guarantee nor is the Company or any Subsidiary Guarantor released from any covenant, warranty or obligation created by or contained herein or therein, except as such covenants and obligations are specifically amended by this Amendment.
8. Waiver of Preemptive Rights and Consents. Subject to the satisfaction of the conditions set forth in Section 3 hereof:
(a) Each of the undersigned Noteholders hereby (a) waives all rights to notice which would otherwise be required by the Company under the Investor Rights Agreement (including, without limitation, Section 4.03 thereof) solely in connection with the 2010 Stock Purchase and the 2011 Stock Purchase; provided that on the date that the 2011 Stock Purchase is consummated under the terms of the 2010 Purchase Agreement, the Company shall provide to each of the Noteholders a reasonably detailed calculation of the Fair Market Value of the shares to be sold in connection therewith, (b) waives any preemptive rights that the Noteholders may have under the Investor Rights Agreement (including, without limitation, Section 4.03 thereof) solely in connection with the 2010 Stock Purchase and the 2011 Stock Purchase and (c) notwithstanding anything to the contrary contained in the Securities Purchase Agreement, consents to the issuance and sale by the Company of common stock of the Company in connection with the 2010 Stock Purchase and the 2011 Stock Purchase.

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(b) The Noteholders consent to the execution and delivery of the Third Bank Amendment in the form attached as Annex 1, including without limitation the increase in the Maximum Revolver Amount and aggregate Revolver Commitments under the Credit Agreement from $15,000,000 to $20,000,000 as set forth therein, agree that all liabilities pertaining to such increased Maximum Revolver Amount and aggregate Revolver Commitments shall constitute “Revolver Debt” under the New Term Loan Subordination Agreement and therefore do not constitute “Subordinated Debt” under the New Term Loan Subordination Agreement, and agree that Wells Fargo Capital Finance, LLC and the Banks can rely on this consent as intended third party beneficiaries without the need to independently verify whether any of the conditions precedent to the effectiveness of this Amendment have been satisfied and this sentence may not be amended, modified or supplemented without the prior written consent of the Wells Fargo Capital Finance, LLC and the Banks.
9. Release.
(a) In consideration of the agreements of the Noteholders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and each Subsidiary Guarantor, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges the Noteholders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, financial advisors, employees, agents and other representatives (each Noteholder and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, either known or suspected, both at law and in equity, which the Company, any Subsidiary Guarantor or any of their successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with any of the Securities Purchase Agreement, any of the other Financing Documents or any other documents entered into in connection therewith or transactions thereunder or related thereto.
(b) Each of the Company and each Subsidiary Guarantor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
10. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

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11. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Existing Securities Purchase Agreement or an accord and satisfaction in regard thereto.
12. Fees and Expenses. Whether or not the Securities Purchase Agreement Amendments become effective, the Company will, in accordance with Section 14.1 of the Existing Securities Purchase Agreement, promptly (and in any event within 30 days of receiving any statement or invoice therefor) pay all reasonable fees, expenses and costs of the Noteholders relating to this Amendment, including, without limitation, the reasonable fees and disbursements of the Noteholders’ special counsel, Bingham McCutchen LLP, and financial advisor, Conway, Del Genio, Gries & Co., LLC.
13. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.
14. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
15. Entire Understanding. This Amendment and the other Financing Documents set forth the entire understanding of the parties with respect to the matters set forth herein and therein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.
16. Headings. The headings of the sections of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.
[Signature Pages To Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY: WESTWOOD ONE, INC.
By:	/s/ Roderick M. Sherwood, III
	Name:	Roderick M. Sherwood, III
	Title:	President and CFO
[Signature page to Third Amendment to Securities Purchase Agreement]

SUBSIDIARY GUARANTORS:

METRO NETWORKS COMMUNICATIONS, INC.

METRO NETWORKS COMMUNICATIONS, LIMITED PARTNERSHIP

By:	METRO NETWORKS COMMUNICATIONS, INC., as General Partner

METRO NETWORKS, INC.

METRO NETWORKS SERVICES, INC.

SMARTROUTE SYSTEMS, INC.

WESTWOOD NATIONAL RADIO CORPORATION

WESTWOOD ONE PROPERTIES, INC.

WESTWOOD ONE RADIO, INC.

WESTWOOD ONE RADIO NETWORKS, INC.

WESTWOOD ONE STATIONS — NYC, INC.

TLAC, Inc.

By:	/s/ Roderick M. Sherwood, III

Name: Roderick M. Sherwood, III
Title: Authorized Signatory
[Signature page to Third Amendment to Securities Purchase Agreement]

The foregoing is hereby agreed to as of the date thereof.

ALLSTATE LIFE INSURANCE COMPANY

By:	/s/ Steven E. Shebik

Name: Steven E. Shebik
Title: Authorized Signatory

By:	/s/ Mark Cloghessy

Name: Mark Cloghessy
Title: Authorized Signatory
[Signature page to Third Amendment to Securities Purchase Agreement]

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
By:	Babson Capital Management LLC as Investment Adviser

	By:	/s/ Mark Ackerman

Name: Mark Ackerman
Title: Managing Director

C.M. LIFE INSURANCE COMPANY
By:	Babson Capital Management LLC as Investment Adviser

	By:	/s/ Mark Ackerman

Name: Mark Ackerman
Title: Managing Director

MASSMUTUAL ASIA LIMITED
By:	Babson Capital Management LLC as Investment Adviser

	By:	/s/ Mark Ackerman

Name: Mark Ackerman
Title: Managing Director
[Signature page to Third Amendment to Securities Purchase Agreement]

NATIONWIDE LIFE INSURANCE COMPANY NATIONWIDE MUTUAL INSURANCE COMPANY
NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
NATIONWIDE LIFE INSURANCE COMPANY OF AMERICA SCOTTSDALE INSURANCE COMPANY

By:	/s/ Thomas A. Gleason

Name: Thomas A. Gleason
Title: Authorized Signatory
[Signature page to Third Amendment to Securities Purchase Agreement]

HARTFORD FIRE INSURANCE COMPANY
By:	Hartford Investment Management Company, Its Agent and Attorney-in-Fact

	By:	/s/ William N. Holm, Jr.

Name: William N. Holm, Jr.
Title: Executive Vice President
[Signature page to Third Amendment to Securities Purchase Agreement]

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY
By:	Prudential Investment Management, Inc., as investment manager

	By:	/s/ Paul H. Procyk

Name: Paul H. Procyk
Title: Vice President
[Signature page to Third Amendment to Securities Purchase Agreement]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Ann Kurinskas

Name: Ann Kurinskas
Title: Managing Director
[Signature page to Third Amendment to Securities Purchase Agreement]

BANK OF AMERICA, N.A.

By:	/s/ F.A. Zagar

Name: F.A. Zagar
Title: Senior Vice President
[Signature page to Third Amendment to Securities Purchase Agreement]

SUNTRUST BANK

By:	/s/ Kip Hurd

Name: Kip Hurd
Title: First Vice President
[Signature page to Third Amendment to Securities Purchase Agreement]

THE BANK OF NEW YORK MELLON

By:	/s/ Gordon B. Berger

Name: Gordon B. Berger
Title: Managing Director
[Signature page to Third Amendment to Securities Purchase Agreement]

UNION BANK, N.A.

By:	/s/ Daniel J. Isenberg

Name: Daniel J. Isenberg
Title: Vice President
[Signature page to Third Amendment to Securities Purchase Agreement]

ANNEX 1
Third Bank Amendment
See Exhibit 10.1

Annex 1-1

ANNEX 2
2010 Purchase Agreement
See Exhibit 10.2

Annex 2-1

Schedule 3(e)
Exceptions to Representations and Warranties
Pursuant to Section 4 of the Second Amendment, the Company agreed to prepay the Notes on the dates and in the amounts set forth in Section 4 thereof. To the extent any such prepayment did not equal or exceed the 5% Minimum Requirement (as defined in this Amendment), such prepayment, in the absence of a waiver by each Noteholder regarding such optional prepayment on or prior to the date of prepayment, could be deemed a conflict under the terms of the Securities Purchase Agreement solely as a result of the failure of the Company to comply with the 5% Minimum Requirement in connection with such prepayment. The Company’s representations and warranties are qualified in their entirety by reference to such conflict described in Section 4(c) of the Second Amendment. To the knowledge of the Company, the failure of the Company to comply with the 5% Minimum Requirement in connection with the prepayment of the Notes contemplated by Section 4 of the Second Amendment would not result in the breach of any representation or warranty contained in Section 4 of the Securities Purchase Agreement, except with respect to Section 4.6(a)(i) thereof to the extent that Section 4 of the Second Amendment is deemed to constitute a conflict with the 5% Minimum Requirement set forth in the Securities Purchase Agreement.
In addition, pursuant to Section 9.9(f) of the Securities Purchase Agreement, the Company has agreed to prepay the Notes with the Net Cash Proceeds from the sale of the shares of capital stock of DG FastChannel, Inc. held by the Company in accordance with Section 8.9 hereof. To the extent any such prepayment does not equal or exceed the 5% Minimum Requirement (as defined in this Amendment), such prepayment, in the absence of a waiver by each Noteholder regarding such optional prepayment on or prior to the date of prepayment, could be deemed a conflict under the terms of the Securities Purchase Agreement solely as a result of the failure of the Company to comply with the 5% Minimum Requirement in connection with such prepayment. The Company’s representations and warranties are qualified in their entirety by reference to such conflict described in Section 5 of the Amendment. To the knowledge of the Company, the failure of the Company to comply with the 5% Minimum Requirement in connection with the prepayment of the Notes contemplated by Section 9.9(f) of the Securities Purchase Agreement would not result in the breach of any representation or warranty contained in Section 4 of the Securities Purchase Agreement, except with respect to Section 4.6(a)(i) thereof to the extent that a prepayment made pursuant to Section 9.9(f) of the Securities Purchase Agreement is deemed to constitute a conflict with the 5% Minimum Requirement set forth in the Securities Purchase Agreement.

Schedule 3(e)-1